1. Name and Address of Reporting Person
   Capital Z Financial Services Fund II, L.
   Six International Drive
   Suite 190
   Rye Brook, NY 10573
   USA
2. Issuer Name and Ticker or Trading Symbol
   Universal American Financial Corp. (UHCO)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   (X) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               25220236       D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $4                                                        11/09/2009 Common                      13500   D
Options                                                                          Stock
(Right to
buy)
Stock       $4.063                                                    06/07/2010 Common                      13500   D
Options                                                                          Stock
(Right to
buy)
Stock       $5.75                                                     05/24/2011 Common                      13500   D
Options                                                                          Stock
(Right to
buy)
Stock       $7.26                                                     05/29/2012 Common                      13500   D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Capital Z Financial Services Fund II, L.

DATE
02/13/2003